Exhibit 10(K)

THIRD AMENDMENT TO THE

CARPENTER TECHNOLOGY CORPORATION

STOCK-BASED INCENTIVE COMPENSATION PLAN

FOR OFFICERS AND KEY EMPLOYEES

THIS THIRD AMENDMENT is made on this 13th day of August 2013, by Carpenter Technology Corporation, a corporation duly organized under the laws of the state of Delaware (the “Company”).

INTRODUCTION

The Company maintains the Carpenter Technology Corporation Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Plan”) pursuant to an amended and restated document effective as of July 1, 2011, as further amended on January 17, 2012 and April 30, 2013,  for the benefit of certain of the Company’s officers and key employees.  The Company now wishes to amend the Plan to clarify that shareholder approval is required for any buy back of an Award granted under the Plan if the exercise price of the Award is greater than the Fair Market Value of the shares subject to the Award.

Therefore, in order to fulfill the immediately preceding purpose, the Company hereby amends the Plan, effective as of the date first above written, by amending and restating Clause (ii) of Section 10.1 in its entirety to read as follows:

“(ii)         constitute a repricing or exchange of any Awards issued hereunder or involve the buy out by the Company of any previously granted Award with an exercise price that is greater than Fair Market Value, or”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this Third Amendment.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed on the day and year first above written.

CARPENTER TECHNOLOGY CORPORATION

By:

Title: